EX. 99.77O-Transactions effected pursuant to Rule 10f-3

1.Name of Underwriter From Who Purchased:

AG Edwards
Santander
UBS Warburg
Bank of America
Keefe Bruyette and Woods
Fox-Pitt
Kelton

2.Name of Underwriting syndicate members:

Goldman Sachs
Credit Suisse First Boston
Merrill Lynch
Salomon Smith Barney

3.Name of Issuer:

Principal Financial Corporation


4.Title of Security:

Principal Financial Corporation


5.Date of First Offering:

10/22/01


6.Dollar Amount Purchased:

$138,750.00


7.Number of Shares Purchased:

7,500 Shares

8.Price Per Unit:

$18.00